Exhibit 99.3

[FELDMAN LETTERHEAD]

CONSENT OF FELDMAN FINANCIAL ADVISORS, INC.

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 and related amendments thereto (collectively, the “Form S-4”) of Old Republic International Corporation (“Old Republic”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report, dated as of September 17, 2025, of Everett Cash Mutual Insurance Co. (“ECM”) included in the Form S-4 filed by Old Republic with the SEC.

We hereby also consent to the use of our opinion letter dated October 22, 2025, to the board of directors of Old Republic, included as Appendix D to the proxy statement/prospectus which forms a part of the Form S-4, relating to the proposed transaction between Old Republic and ECM and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Recommendation of the ECM Board of Directors—Opinion of Financial Advisor to ECM’s Board of Directors,” “The Plan of Conversion—Background of the Plan of Conversion,” “The Plan of Conversion—Recommendation of the ECM Board of Directors—Reasons for the Proposed Transaction,” and “The Plan of Conversion—Opinion of Financial Advisor to ECM’s Board of Directors.”

In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

/s/ FELDMAN FINANCIAL ADVISORS, INC.
FELDMAN FINANCIAL ADVISORS, INC.

McLean, Virginia

December 4, 2025